UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): May 7, 2007

BURGER KING HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32875	76-3095469

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5505 Blue Lagoon Drive
Miami, Florida
(Address of Principal Executive Offices)
33126
(Zip Code)

(305) 378-3000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement

On May 7, 2007, Burger King Corporation (“BKC”), a wholly-owned subsidiary of Burger King Holdings, Inc. (the “Company”), entered into an Agreement of Termination and Cancellation of Lease (the “Termination Agreement”), with CM LeJeune, LLLP (the “Partnership”). BKC had planned to move its global headquarters to an office building to be constructed in Coral Gables, Florida and entered into a Lease dated May 10, 2005 with CM LeJeune, Inc., the predecessor in interest to the Partnership (the “Coral Gables Lease”). The Coral Gables Lease provided for the lease of approximately 225,000 square feet for a term of 15 years at an estimated initial annual rent of approximately $5.6 million per year, subject to escalations. The foregoing description of the Coral Gables Lease is qualified in its entirety by reference to the Coral Gables Lease, which was filed as Exhibit 10.9 to the Annual Report on Form 10-K filed by the Company on August 31, 2006.

Under the Termination Agreement, the Partnership agreed to terminate the Coral Gables Lease in exchange for a termination fee of $5 million to be paid by BKC. In addition, BKC agreed to indemnify the Partnership for: (i) any claims by the broker that represented BKC in connection with the Coral Gables Lease arising out of the consummation of the Coral Gables Lease; (ii) claims of lien and breach of contract claims by third parties retained by BKC to design its leasehold improvements; and (iii) claims by certain state and local governmental agencies for payments made or costs incurred by them in connection with BKC’s request for economic incentives in connection with the Coral Gables Lease. BKC entered into the Termination Agreement as it decided that remaining at its current headquarters location would avoid the cost and disruption of moving to a new facility and that the current headquarters facility would continue to meet its needs for a global headquarters more effectively and cost efficiently.

The foregoing description of the Termination Agreement is qualified in its entirety by reference to the Termination Agreement, which is being filed as Exhibit 10.39 to this Current Report on Form 8-K and is incorporated herein by reference.

BKC has extended the lease for its existing headquarters facility located at 5505 Blue Lagoon Drive, Miami, Florida (the “Waterford Lease”) through September 30, 2018, with an option to renew for an additional five year period. By extending the Waterford Lease and terminating the Coral Gables Lease, the Company has determined that it will save approximately $24 million in future rent payments between October 2008 and September 2018 and approximately $23 million of tenant improvements and moving costs which were expected to be paid over the next 18 months.

Armando Codina, a former member of the Board of Directors of the Company, is an executive officer, director and a greater than 5% shareholder of a public company which is a partner in the Partnership. Mr. Codina resigned from the Board effective April 1, 2007, and the Board approved the Termination Agreement after Mr. Codina’s resignation from the Board.

On May 8, 2007, the Company issued a press release announcing that BKC has extended the Waterford Lease and terminated the Coral Gables Lease. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit 10.39	Agreement of Termination and Cancellation of Lease dated May 7, 2007 by and between Burger King Corporation and CM LeJeune, LLLP

Exhibit 99.1	Press Release

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BURGER KING HOLDINGS, INC.
By:	/s/ Anne Chwat
Anne Chwat
General Counsel and Corporate Secretary

Date: May 8, 2007

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